Exhibit 2(k)(iii)

ESCROW AGREEMENT

     THIS AGREEMENT is made as of __________, 2006, by and among Mercantile Long-Short Manager Fund LLC, a Delaware limited liability company (the "Company"), Mercantile Capital Advisors, Inc., a Maryland corporation (the "Manager"), and SEI Private Trust Company, a savings association supervised by the Office of Thrift Supervision ("SEI” or “Escrow Agent").

WITNESSETH

WHEREAS, the Company desires that SEI provide services as escrow agent for the purpose of receiving payments from potential subscribing members in the Company (the "Potential Members") and for the purpose of holding funds pending payment in connection with repurchases of the Company’s limited liability company interests and SEI wishes to provide such services.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. ACCEPTANCE BY ESCROW AGENT. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.

2. RIGHTS AND RESPONSIBILITIES OF ESCROW AGENT. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the Escrow Agent's rights, duties, liabilities and immunities.

     (a) The Escrow Agent shall act hereunder as a depositary only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any document furnished to the Escrow Agent or any asset deposited with it.

     (b) “Written Instructions” mean written instructions received by the Escrow Agent and signed by the Manager or any other person duly authorized by the Manager to give such instructions on behalf of the Company. The instructions may be delivered by hand, mail, facsimile, cable, telex or telegram; except that any instruction terminating this Agreement may be given only by hand or mail. The Manager shall file from time to time with the Escrow Agent an updated copy of the list of persons who are permitted to give Written Instructions. Such list shall include certified signatures of such persons authorized to give Written Instructions. This shall constitute conclusive evidence of the authority of the signatories designated therein to act. Such list shall be considered in full force and effect with the Escrow Agent fully protected in acting in reliance thereon unless and until it receives written notice from the Manager to the contrary. The Escrow Agent may rely upon and shall be protected for any action or omission it takes pursuant to

Written Instructions if it, in good faith, believes such Written Instructions to be genuine. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions. The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Company’s limited liability company agreement or this Agreement or of any vote, resolution or proceeding of the Company’s members, unless and until the Escrow Agent receives Written Instructions to the contrary.

     (c) The Escrow Agent shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. The escrow Agent shall be liable for any damages arising out if its failure to perform its duties under this Agreement to the extent such damages arise out of its willful misfeasance, fraud, bad faith, gross negligence or reckless disregard of such duties.

     (d) Notwithstanding anything in this Agreement to the contrary, neither the Escrow Agent nor its affiliates shall be liable to the Company or the Manager for any consequential, special or indirect losses or damages which the Company may incur or suffer by or as a consequence of the Escrow Agent's or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by the Escrow Agent or its affiliates.

     (e) Without limiting the generality of the foregoing or of any other provision of this Agreement, the Escrow Agent shall not be liable for losses beyond its control, provided it has acted in accordance with the standard of care set forth above; and the Escrow Agent shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply; provided, however, that the Escrow Agent shall take reasonable steps to mitigate such losses.

     (f) The Company agrees to indemnify the Escrow Agent and hold it harmless from and against any tax, charge, loss, liability, expense (including reasonable attorneys fees and expenses), claim or demand arising directly or indirectly from any action or omission to act which the Escrow Agent takes (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Written Instructions; provided, however, that neither the Escrow Agent, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of the Escrow Agent's or its affiliates, own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Company shall indemnify and hold harmless the Escrow Agent against and in respect of any liability for taxes and for any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company shall not be liable to the Escrow Agent for any consequential, special or indirect losses or damages which the Escrow Agent may incur or suffer, whether or not the likelihood of such losses or damages was known by the Company. These indemnities shall survive the resignation of the Escrow Agent or the termination of this Agreement.

     (g) The Escrow Agent shall have no duties except those specifically set forth in this Agreement.

     (h) The Escrow Agent shall have the right at any time it deems appropriate to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

     (i) The Escrow Agent shall notify promptly the Manager of any discrepancy between the amounts set forth on any remittance advice received by Escrow Agent and the sums delivered to it therewith.

3. DEFINITIONS. Except as specifically set forth herein, the terms used in this Agreement shall have the same meaning as set forth in the Sub-Administration Agreement, dated as of January 1, 2003, between Mercantile Capital Advisors, Inc. and SEI Investments Global Funds Services.

4. DEPOSIT OF ESCROW FUND. The Escrow Agent shall establish an account in the name of Mercantile Long-Short Manager Fund LLC, Escrow Account for the Benefit of Members (the "Account"). The Escrow Agent shall promptly deposit in the Account checks remitted by Potential Members and made payable to the Company. Potential Members also may deposit monies in the Account by wire transfer pursuant to instructions provided to them by the Company. Balances on deposit in the Account will not earn interest.

5. STATEMENTS. During the term of this Agreement, the Escrow Agent shall provide the Company with (a) monthly statements containing the beginning balance in the Account as well as all principal and income transactions for the statement period and (b) a daily summary of amounts deposited and the status of available funds. The Company shall be responsible for reconciling such statements. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such statements, except with respect to any such act or transaction as to which the Company shall, within 90 days after the furnishing of the statement, file written objections with the Escrow Agent.

6. DISTRIBUTIONS AND CLOSINGS. Upon Written Instructions, at each closing of each offering of interests in the Company, the Escrow Agent will wire principal balances on deposit in the Account to the account designated by the Company. Such Written Instructions shall be sent to the Escrow Agent by 2:00 p.m. on the closing date with respect to each closing. In the event that a Potential Member who has escrow funds in the Account is not admitted into the Company, upon Written Instructions, the Escrow Agent shall promptly issue refunds to the Potential Member in the amount of the principal balance. Such refunds shall be made by wire.

7. REPURCHASES. The Company from time to time may wire balances to the Account in connection with periodic repurchases of interests by the Company from its members. Upon Written Instructions, the Escrow Agent shall issue promptly repurchase payments from the Account by wire to the repurchasing member or to the Manager, as the case may be. Upon Written Instructions, the Escrow Agent will withhold specified amounts from repurchasing members.

8. TAX IDENTIFICATION NUMBER. All deposits to the Account shall be subject to the Escrow Agent's receipt of a valid tax identification number for the Company, Manager or Potential Member, as applicable.

9. COMPENSATION. No fees shall be payable under this Agreement. Notwithstanding the foregoing, the Company shall reimburse the Escrow Agent for its reasonable out-of-pocket expenses, including standard account transaction charges.

10. AMENDMENT. This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

11. TERMINATION. This Agreement shall continue until terminated by either party on 60 days prior written notice. Upon the termination of this Agreement and upon the delivery of the balance of the Account to a successor escrow agent or such other person as may be designated by Written Instructions, the Escrow Agent shall be released and discharged of any and all further obligations hereunder.

     If no successor escrow agent has been designated pursuant to Written Instructions to receive the balance of the Account at the expiration of the 60-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary. Upon written notification by the Company of the appointment of the successor, the Escrow Agent shall promptly deliver the balance of the Account to such successor, and the duties of the resigning Escrow Agent shall thereupon in all respects terminate, and it shall be released and discharged of any and all further obligations hereunder.

12. EXECUTION. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

13. MISCELLANEOUS. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof. This Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to principles of conflicts of law.

14. NOTICES. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

(a) If to the Company

Mercantile Long-Short Manager Fund LLC
c/o: Two Hopkins Plaza
      Baltimore, MD 21201
      Attn: Treasurer

(b) If to the Escrow Agent

SEI Private Trust Company
Attn: General Counsel
One Freedom Valley Drive
Oaks, PA 19456

(c) If to the Manager

Mercantile Capital Advisors, Inc.
c/o: Two Hopkins Plaza
     Baltimore, MD 21201
      Attn: General Counsel

15. PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof including the Escrow Agreement between the Company, the Manager and the Escrow Agent dated December 27, 2002; provided that, the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and instructions.

     IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Mercantile Long-Short Manager Fund LLC

By:

Name:
Title:

Mercantile Capital Advisors, Inc.

By:

Name:
Title:

SEI Private Trust Company

By:

Name:
Title: